Hartman Short Term Income Properties XX, Inc. Names Allen R. Hartman Executive Chairman;
Mark Torok Named Chief Executive Officer

Houston, TX, Oct. 18, 2022 (GLOBE NEWSWIRE) – Hartman Short Term Income Properties XX, Inc. (the “Company”) a publicly registered non-traded real estate investment trust, on October 17th, named Allen R. Hartman Executive Chairman. The company also named Mark Torok, previously the Company’s Chief Operating Officer, to succeed Hartman as Chief Executive Officer.

In his role as executive chairman, Hartman, the Company’s founder, will serve as a strategic advisor to Torok and the board of directors.

With over 40 years of experience, Al Hartman built the Hartman Companies into one of the leading commercial property management firms in the state of Texas and sponsored 20 privately offered programs and two publicly offered programs that have invested in commercial real estate in Houston, San Antonio and Dallas, Texas. Hartman is an awarded thought leader and influencer in the commercial real estate industry. He was named a Texas CRE influencer by REDnews and has been interviewed by many notable commercial real estate publications.

“Mark has proven himself as a strong leader. The Company previously benefited from his insights and practical problem solving. I believe he is uniquely poised to lead the Company as we strengthen our portfolio and move forward to our ambitious goals in the future,” said Hartman.

Mark Torok has more than 30 years of regulatory, compliance, securities and real estate experience. He served as an administrative law judge early in his career and has held a number of executive positions including director of regulatory compliance at USAA and chief compliance officer at Argonaut Insurance Group. He holds a bachelor’s degree in economics and a juris doctor from Willamette University College of Law, as well as FINRA 7, 24, and 63 securities licenses.

“This is an important time for Hartman Short Term Income Properties XX, Inc., and I’m honored to lead this company and this great team,” said Torok. “I look forward to continuing to work with Al as we focus shareholder value over the long term.”

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About the Company
Hartman is a premier property management company in the Houston, Dallas, and San Antonio markets with more than 59 properties totaling over eight million square feet. Hartman has owned and operated commercial office properties since 1983, offering premium office space at attractive rates. With more than 40 years of commercial leasing expertise in Houston, San Antonio, and Dallas, Hartman knows exactly what their customers require. For more information, visit www.hi-reit.com.